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                                                                   Exhibit 10.16

                          FORM OF SEVERANCE AGREEMENT


  THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of May __, 1996, is made and entered by and between Interstate Hotels Corporation, a Pennsylvania corporation (the "Company"), and _________________ (the "Executive").

                                   RECITALS:

  A. The Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

  B. The Company recognizes that, as is the case for most similarly situated companies, the possibility of a Change in Control (as defined below) exists.

  C. The Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control.

  D. The Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control.

  E. The Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

  NOW, THEREFORE, the parties agree as follows:

  1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

   (a) "BASE PAY" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board.

   (b) "BOARD" means the Board of Directors of the Company or an authorized committee thereof.

   (c) "CAUSE" means that, prior to any termination pursuant to Section 3(b) or Section 3(c), the Executive shall have committed:


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     (i)  an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

       (ii) intentional wrongful damage to property of the Company or any Subsidiary;

      (iii)   intentional Unauthorized Disclosure, Use or Solicitation; or

       (iv)   intentional wrongful engagement in any Competitive Activity;

and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the full Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board of Directors, finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail, provided, however, that nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and such determination, albeit a condition to any termination for "Cause" as aforesaid, will not create any presumption that "Cause" in fact exists.

   (d) "CHANGE IN CONTROL" means the occurrence during the Term of any of the following events:

     (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

       (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;


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        (iii)  (A) An event occurs which causes any person (as the term
   "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange
   Act) other than Milton Fine or any affiliate or Milton Fine (or any trust or other legal entity formed or controlled by Milton Fine) (collectively, the "Fine Interests") to be required to file a report on Schedule 13D or
   Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any such person (other than any of the Fine Interests) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act ("Rule 13d-3")) of securities representing 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company (any such event, an "Ownership Change") and (B) during the 12-month period following such Ownership Change, individuals who immediately prior to such Ownership Change constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (iii) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company immediately prior to such Ownership Change will be deemed to have been a Director of the Company immediately prior to such Ownership Change (any such change in a majority of the Directors, a "Board Change"); or

       (iv) At such time as the Fine Interests cease beneficially to own (as the term "beneficial ownership" is defined under Rule 13d-3) at least 30% of the Voting Stock, a Board Change occurs.

Notwithstanding Section 1(d)(iii), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of Section 1(d)(iii) or 1(d)(iv) solely because (A) the Company, (B) a Subsidiary, or (C) any Company- sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

   (e) "COMPETITIVE ACTIVITY" means any act by the Executive that is prohibited under Section 8(a).

   (f) "EMPLOYEE BENEFITS" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation,


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  expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

   (g)   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

   (h) "INCENTIVE PAY" means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

   (i) "SEVERANCE PERIOD" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control, (ii) the Executive's death, or (iii) the Executive's attainment of age 65; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

   (j) "SUBSIDIARY" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock or, if a partnership, limited liability company or similar entity, at least 50% of the equity capital interests thereof.

   (k) "TERM" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 1999 and (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2000 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term will be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(k), the Executive will not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

   (l) "TERMINATION DATE" means the date on which the Executive's employment is terminated (the effective date of which will be the date of termination, or such


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other date that may be specified by the Executive if the termination is pursuant to Section 3(b) or Section 3(c)).

   (m) "UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION" means any violation or breach by the Executive of any provision of Section 8(c)-(h).

   (n) "VOTING STOCK" means securities entitled to vote generally in the election of directors.

  2. OPERATION OF AGREEMENT. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

  3. TERMINATION FOLLOWING A CHANGE IN CONTROL. (a) In the event of the occurrence of a Change in Control during the Term, the Executive's employment may be terminated by the Company during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

     (i)  The Executive's death;

       (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

      (iii)   Cause.

If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by
Section 4 hereof.

   (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in
Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

     (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the


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  Executive shall have been a Director of the Company immediately prior to the
Change in Control;

       (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to non-terminable Employee Benefits, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

      (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise proven by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including without limitation a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

       (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

     (v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

       (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.


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     (c)  Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary for any reason, or without reason, during the 180-day period immediately following of the first occurrence of a Change in Control with the right to severance compensation as provided in Section 4.

   (d) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) or Section 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights will be governed by the terms thereof.

  4. SEVERANCE COMPENSATION. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a), or if the Executive terminates his employment pursuant to Section 3(b) or Section 3(c), the Company will pay to the Executive the following amounts within five business days after the Termination Date and continue to provide to the Executive the following benefits:

     (i) A lump sum payment in an amount equal to three times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(h)), reduced by the sum of all Base Pay and Incentive Pay actually received by the Executive during the period from the date of the occurrence of a Change in Control to the Termination Date, and further reduced to the discounted present value thereof using a discount rate equal to the adjusted federal rate and assuming that the amounts referred to in clauses (A) and (B) were otherwise payable in equal monthly installments from the Termination Date to the third anniversary of the date of the Change in Control.

       (ii) For a period of 36 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive and such dependents may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits.
  If and to the extent that any benefit described in this Section 4(a)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and his beneficiaries, of such Employee Benefits. Employee Benefits otherwise receivable by the Executive and his eligible dependents pursuant to this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive and such dependents from another employer during the Continuation Period following the


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  Executive's Termination Date, and any such benefits actually received by the
  Executive and such dependents must be reported by the Executive to the Company.

   (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

   (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 7 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

   (d) Notwithstanding any provision of this Agreement to the contrary, upon the payment to the Executive of the benefits under this Section 4(a)(i), the Executive will be deemed without further action to have released the Company and its Subsidiaries from any and all other claims the Executive has or may have to compensation arising in connection with his employment and all contingent claims that the executive may have for actual or alleged discrimination, whether based on age or otherwise, in his employment or the termination thereof.

  5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to
(i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes on such Gross-Up Payment (including any interest or penalties imposed with respect to such taxes and any Excise Tax imposed upon the Gross-Up Payment), the


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remaining amount payable to the Executive will equal the Excise Tax imposed upon the Payment.

   (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and supporting calculations in reasonable detail to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be reasonably requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion to that effect. As a result of the possible uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it may be that Gross-Up Payments which have not been made by the Company as aforesaid should have been made (together with, if applicable, interest and penalties which may be due thereon, an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

   (c) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

   (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if


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relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

   (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) will be borne entirely by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

   (f) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

       (i) provide the Company any written records or documents in his possession relating to such claim reasonably requested by the Company;

       (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

       (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

       (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including if applicable interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including if applicable interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the generality or effect of the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in


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  connection with the contest of any claim contemplated by this Section 5(f)
  and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including if applicable interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

   (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

  6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(ii).

  7. LEGAL FEES AND EXPENSES. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

  8. COMPETITIVE ACTIVITY; UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION. (a) During the period ending two years following the effective date of the Executive's termination of employment, the Executive will not:

              (i) enter into or engage in any business which competes with the Company's business within the Restricted Territory (as defined below); or

       (ii) solicit customers, business patronage or orders for, or sell, any product or products, or service or services, in competition with, or for any business, wherever located, that competes with the Company's business within the Restricted Territory; or

      (iii) divert, entice or otherwise take away any customers, business or patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

       (iv) promote or assist, financially or otherwise, any firm, person, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the Restricted Territory.

     (b) For the purposes of Section 8(a), the Restricted Territory will be defined as and limited to:

              (i) the geographic areas within a 25 mile radius of any and all Company locations in, to or for which the Executive worked, was assigned or had any responsibility (either direct or supervisory) at the time of the termination of his employment or at any time during the two year period prior to such termination;

       (ii) any customer, whether within or outside of the geographic area described in paragraph (i) above, for or to which the Executive worked, was assigned or had any direct responsibility at the time of the termination of his employment or at any time during the two year period prior to such termination; or

      (iii) the following hotel chains, their subsidiaries and affiliates, and the following real estate management companies, their subsidiaries and affiliates, whether within or outside of the geographic area described in paragraph (i) above: Bristol Hotel Company, Carnival Hotels and Resorts, Doubletree Corporation, Hilton Inns, Inc., Hyatt Corporation, Marriott International, Inc., Patriot American Hospitality, Radisson Hotels International, Inc., Starwood Lodging Corporation, Westin Hotels and Resorts and Wyndham Hotel Corporation.

   (c) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, the Company's unique selling methods and trade techniques, management, training, marketing and selling manuals, promotional materials, training courses and other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment will constitute a misappropriation of the Company's trade secrets.

   (d) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals, promotional materials, other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and all other selling, service and trade information and equipment. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

   (e) Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his employment with the Company will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(year of creation" Interstate Hotels Corporation. All rights reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

   (f) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or note, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of his employment with the use of the Company's time, materials or facilities or in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive's employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive's employment under this Agreement or any successor agreements will be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

   (g) Executive may use the Company's trade names, trademarks and/or service marks in connection with the sale of the Company's products and services, but only in such manner and for such purposes as may be authorized by the Company. Upon any termination of this Agreement, Executive immediately will cease the use of such trade names, trademarks and/or service marks and eliminate them wherever they have been used or incorporated by Executive.

   (h) The Executive will not directly or indirectly (i) solicit or endeavor to cause any employee of the Company or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company or any Subsidiary or otherwise interfere with the employment of any such employee or (ii) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company or any Subsidiary to terminate, reduce or modify its agency relationship with the Company or any Subsidiary.

  9. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control will be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

  10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

  11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

   (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and eligible dependents.

   (c) This Agreement is personal in nature and neither of the parties hereto may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this

Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

  12. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

  13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Pennsylvania, without giving effect to the principles of conflict of laws of such State.

  14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

  15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                        INTERSTATE HOTELS CORPORATION


                                        By:
                                           ____________________________________


                                           ____________________________________